FOR IMMEDIATE RELEASE

Media Contact:
Christopher Welch
Glowpoint, Inc.
(973) 391-2002
cwelch@glowpoint.com
www.glowpoint.com

Glowpoint Announces Changes to the Board
Dr. Bami Bastani and James Lusk to join the Glowpoint Board of Directors

HILLSIDE, N.J. December 18, 2006 --Glowpoint, Inc. (OTC:GLOW.PK), a  leading broadcast-quality, IP-based managed video service provider, announced it has appointed Bami Bastani and James Lusk to fill vacancies on its Board of Directors and on its Audit and Compensation Committees. Dr. Bastani was also appointed to Glowpoint’s Nominating Committee. Dr. Bastani and Mr. Lusk have accepted their positions on the Board and committees pending the Company’s issuance of its 2005 fiscal year audited financial statements.

Dr. Bastani is President and CEO of ANADIGICS (NASDAQ:ANAD), a leading supplier of semiconductor radio frequency integrated circuits for the broadband and wireless communications markets. Prior to joining ANADIGICS in 1998, he held senior positions with Fujitsu Microelectronics and National Semiconductor. Dr. Bastani earned his Ph.D and his MSEE in Microelectronics from Ohio State University and his BS (Electrical Engineering) from the University of Arkansas. He also holds three US patents.

Mr. Lusk is currently Vice President, Business Services of Avaya (NYSE:AV). Previously, he was Chief Financial Officer and Treasurer of BioScrip/MIM, a $1.2 billion public company in the pharmaceutical and health care management fields, President of Lucent Technologies’ Business Solutions division, and interim Chief Financial Officer of Lucent Technologies, leading Lucent’s finance group during the spin-off from AT&T and through its initial public offering. Mr. Lusk earned his BS (Economics), cum laude, from the Wharton School, University of Pennsylvania, and his MBA (Finance) from Seton Hall University.

“When I took over as CEO in April of this year, we committed ourselves to cutting expenses, increasing sales and attracting new talent to our board. We believe we have been succeeding on all fronts and improving oversight by bringing on new board members is another example of us delivering on the plan,” said Michael Brandofino, Glowpoint CEO. “We are thrilled to have attracted this level of talent to Glowpoint’s board and committees. Bami and Jim both bring a fresh perspective and the experience and expertise of these high-caliber individuals will add tremendous value.”

“Glowpoint’s products and services have impressed me and with so much focus on video communications in recent months, I am pleased to be part of that effort in an up-and-coming industry,” said Dr. Bastani.

The Company also announced that Michael Toporek and Karen Basian, board members since 2002 and 2003, respectively, have resigned because of other commitments limiting their availability to serve on the Glowpoint board and committees. Ms. Basian has recently accepted professional engagements that require global travel and the demands on Mr. Toporek’s time from his private equity fund have grown. After overseeing the transformation of the Company as an equipment reseller to a service provider and helping guide the Company through challenging times related to the financial restatement and change of management, Ms. Basian and Mr. Toporek felt the time was right to hand the baton. “I will miss working with Glowpoint’s current team, but believe they are doing what needs to be done,” said Ms. Basian. Mr. Toporek added, “I wish Glowpoint well and have every confidence in its video solution.”

The Company also announced that Richard Reiss will step down as Chairman of Board at the end of 2006 in order to focus more time on his new business endeavors. Mr. Reiss does not intend to renew his employment with the Company, which expires at year end. Mr. Reiss will, however, continue to serve on the Board. After the start of the year, the Board will consider electing a new chairman, though there is no obligation to do so.

“As founder, Rich has been a valuable asset and has provided extensive experience in the industry. His vision was instrumental in the launching of Glowpoint,” said Michael Brandofino.

“I have committed much of the last few years helping Glowpoint through some trying times. I am pleased to have the addition of such talented and experienced new board members as Dr. Bastani and Mr. Lusk as I now begin to focus more of my time on opportunities outside of Glowpoint,” said Mr. Riess.

About Glowpoint
Glowpoint, Inc. (OTC: GLOW.PK) is a world-leading broadcast-quality, IP-based video-managed service provider. Glowpoint offers videoconferencing, bridging, technology hosting, and IP-broadcasting services to a vast array of companies, from large Fortune 100 enterprises to small and medium-sized businesses. Glowpoint’s managed-video services are available bundled with Glowpoint’s quality-network offering or as a value-added managed-video service across other networks. Glowpoint is exclusively focused on quality two-way video communications and has been supporting millions of video calls since its launch in 2000.Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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